Exhibit 16.1

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Fortress Biotech, Inc. and, under the date of March 15, 2016, we reported on the consolidated financial statements of Fortress Biotech, Inc. as of and for the years ended December 31, 2015 and 2014, and the effectiveness of internal control over financial reporting as of December 31, 2015. On September 27, 2016, we were dismissed. We have read Fortress Biotech, Inc.’s statements included under Item 4.01 of its Form 8-K dated October 3, 2016, and we agree with such statements.

Very truly yours,

/s/ EisnerAmper LLP